Exhibit g(vi)
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                                 July 31, 2008

State Street Bank and Trust Company
1200 Crown Colony Drive, CC1/5
Crown Colony Office Park
Quincy, MA 02169

Attention:  Judith I. Charny, Vice President

         Re:  USAA MUTUAL FUNDS TRUST (THE "FUND")

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as USAA Global Opportunities Fund.

In accordance with Section 18, the Additional Funds provision, of the Amended and Restated Custodian Agreement dated as of July 31, 2006, by and between USAA Mutual Funds Trust and State Street Bank and Trust Company (the "CUSTODIAN") (the "CUSTODIAN AGREEMENT"), the undersigned Fund hereby requests that the Custodian render services as custodian under the Custodian Agreement with respect to USAA Global Opportunities Fund such that USAA Global Opportunities Fund becomes a "Portfolio" under the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

                                            Sincerely,

                                            USAA MUTUAL FUNDS TRUST
                                            on behalf of:
                                            USAA Global Opportunities Fund


                                            By:   /s/ Mark S. Howard
                                                 ----------------------------
                                            Name:  Mark S. Howard
                                            Title: Secretary, Duly Authorized

AGREED AND ACCEPTED:

STATE STREET BANK AND TRUST COMPANY

By:         /s/ Joseph c. Antonellis
           ----------------------------------
Name:      Joseph C. Antonellis
Title:     Vice Chairman, Duly Authorized

Effective Date:  July 31, 2008